EXHIBIT E(1)

                                 TRUST AGREEMENT

         China Food & Beverage Company, hereafter referred to as Party A, and Tinacheng (China) Co., Ltd., hereafter referred to as Party B, as a result of friendly discussions on the planned purchase of beer breweries and beverage manufacturers on the Chinese mainland, have reached agreements as follows:

         1.  Party  B  accepted   Party  A's  trust  to  provide   services  for
compensation to purchase beer breweries and beverage manufacturers on behalf on Party A.

The scope of the trust is as follows;

             (1) To search for those beer breweries and beverage manufacturers who agree to raise capital by increase of shares and/or transfer of shares (Hereafter referred to as "the above mentioned enterprises"). The shares so acquired shall be more that 50% of its total shares. A written agreement along with its current Balance Sheet and its background information shall be provided to Party A. The number of "the above mentioned enterprises" ranges from 2 to 8, which shall be finalized based on their sizes;

             (2) To investigate the production and sales operations of " the above mentioned enterprises" and prepare written reports to be submitted to Party A for reviewing and screening purposes;

             (3) The minimum criteria for assets profit ratio is 20%. Those eligible enterprises finalized by Party A shall be reorganized to form a foreign/domestic joint venture and foreign capital controlled structure. Party B shall, based on this perspective, help to reorganize and spin-off their assets structure;
             (4) To obtain the qualified accounting firms in China to evaluate the assets structure of the enterprises to reorganized of spin-off as mentioned in the preceding paragraph and obtain permits, as required, from governmental agencies;
             (5) To assist "the above mentioned enterprises" to re-adjust their accounting records and have them audited by the accountant in China and have the audit report to be submitted to Party A;

             (6) To negotiate with "the above  mentioned  enterprises"  based on
Party A's capital raising requirements so as to execute the legal foreign/domestic joint venture agreement or purchase agreement and required relevant documents;

             (7) To consistently assist to complete all the procedures in connection with verifying the capital commitment and filing the relevant applications so as to ensure the approval and issuance of all the required business permits and licenses of the joint venture in question.

         2. Party A agreed that the total capital invested by both parties (including the assets of "the above mentioned enterprises") shall be 6 folds of it's 1997 annual earnings. Party A's investment capital shall be calculated proportionately based on its shares owned (above 50%). The balance, if any, shall be the sole responsibility of Party B (that is to say that if there is any shortage, is shall be made up by Party B, or, if there is any surplus, it shall be kept by Party B).

         3. Party A guarantees that when Party B has satisfactorily completed all the jobs as listed up to article 7 paragraph 1 above, Party A shall, in compliance with provisions as stipulated by "The Law Governing the
Foreign/Domestic Joint Venture Operations of the People's Republic of China", remit at least US$2,000,000.00 to the Capital Investment of Account opened by "the above mentioned enterprises" in a bank in China. The balance and procedures shall be completed by Party B until the issuance of business permits. In case that Party A fails to remit the foresaid US$1,000,000.00 and, as a result, the business permit is jeopardized, Party A shall be responsible.

         4. Party A agreed to pay Party B US$150,000.00 as partial payment for Party B's services. Party A shall also pay 500,000 of its marketable shares as additional compensation and commission payment. After completion of all the jobs of this agreement, if the market price of its share is below US$5.00, Party A shall pay Party B the difference, Party A also guarantees that the total value of the 500,000 shares paid to Party B shall be no less that US$2,500,000.00.

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         5. Party A's installment payment plan is as follows:

                  (1) During the execution period of article 1 of paragraph 1 as mentioned above, to be more specifically, within two business days after Party B provided the Balance Sheet, background information and written agreement to increase or transfer shares with the prospect enterprises, Party A shall remit US$20,000.00 to Party B's bank account.

                  (2) Within two business days after the execution of article 1 of paragraph 1 for the third enterprises of after Party B's written notice to Party A of its start of the assets reorganization or spinning-off procedures for the first enterprise, Party A shall remit US$30,000.00 to Party B's bank account.
                  (3) Within two business days after the completion of article 1 of paragraph 1 or after written notice by Party B to Party A of the start of adjustment of accounts and assets evaluation for the first enterprise, Party A shall remit US$50,000.00 to Party B's bank account.

                  (4) Within two business days after written notice by Party B. To Party A of the application for business permit and government approval or the start of assets reorganization of spinning-off for the second enterprise, Party A shall remit the remaining US$50,000.00 to Party B's bank account.

        Party B's bank account is as the following:
              TIANCHENG (CHINA) CORP., LTD.
              Standard Chartered Bank 570-2-158595-1
              Mongkok bank Centre Branch
              630-636 Nahan road Mongkok
              Kowloon Hongkong

                  (5) Upon the delivery by Party B to Party A of the business permit for the first foreign/domestic joint venture enterprise, Party A shall at the same time deliver it 50,000 marketable shares to Party B.

                  (6.) Party B agreed, as requested by Party A, to use the name of Victoria Beverage Company Limited (VBCL) in the Chinese mainland to sign the investment or share purchase agreements with the above mentioned enterprises and the foreign/domestic joint venture agreements including their related documents. And, in order to coordinate with the fund raising efforts on the part or Party A, Party B agreed to separately sign agreement in the name of VBCL with Party A in advance to transfer all the shares of the above mentioned enterprises.

         7. This agreement shall be under the jurisdiction of the laws of the People's Republic of China.

         8. This agreement shall be executed on both English and Chinese languages. In case of variations, Chinese copy shall prevail.

         9. This agreement shall be made duplicate and become effective upon execution by both parties.

PARTY A:   CHINA FOOD AND BEVERAGE             PARTY B: TIANCHENG (CHINA)
           COMPANY                             CO., LTD.
           REPRESENTATIVE /s/ James Tilton     REPRESENTATIVE /s/ Wang Qingzhang
           -------------------------------     ---------------------------------
           James Tilton                        Wang Qingzhang


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